Exhibit 99.1

Continental Resources Increases Production 20 Percent in Third Quarter of 2010,

Compared with Third Quarter 2009

Third Quarter Daily Production Seven Percent Higher Than Second Quarter 2010

EBITDAX Increases 53 Percent Over Third Quarter 2009

Company Plans to Spud First Long-Lateral Niobrara Shale Well Next Month

ENID, Okla., November 3, 2010 /PRNewswire-FirstCall/ — Continental Resources, Inc. (NYSE: CLR) reported strong growth in crude oil and natural gas production and strong year-over-year EBITDAX growth for the three months ended September 30, 2010.

Production was 44,775 barrels of oil equivalent per day (Boepd) for the third quarter of 2010, a 20 percent increase over production of 37,384 Boepd for the third quarter of 2009 and seven percent higher than daily production for the second quarter of 2010. Crude oil accounted for 75 percent of third quarter 2010 production.

Continental’s production increased to 47,336 Boepd in September 2010, the final month in the third quarter.

Continental reported net income of $39.1 million, or $0.23 per diluted share, for the third quarter of 2010. Net income included a pre-tax property impairment charge of $14.7 million and a $24.2 million loss on mark-to-market derivative instruments. The loss on derivative instruments was comprised of a $36.6 million unrealized loss, offset partially by a $12.4 million realized gain. The third quarter 2010 impairment charge and $36.6 million unrealized loss together reduced net income per share by $0.19.

Net income for the third quarter of 2009 was $34.9 million, or $0.21 per diluted share. Net income for the third quarter of 2009 included an impairments charge of $11.8 million and a $2.1 million unrealized loss on mark-to-market derivative instruments.

Oil and natural gas sales were $238.8 million for the third quarter of 2010, compared with $168.4 million for the same period last year.

Continental reported EBITDAX of $196.9 million for the third quarter of 2010, a 53 percent increase over EBITDAX of $128.7 million for the third quarter of 2009. For the Company’s definition and reconciliation of EBITDAX to net income, see “Non-GAAP Financial Measures” at the end of this press release.

“Strong production growth has us firmly on track for a solid 2010 and an even stronger year in 2011,” said Harold Hamm, Chairman and Chief Executive Officer. “Our teams continue to operate at a very high level, and we have the liquids-rich inventory in hand to support years of continued growth.”

Continental’s average realized crude oil price was $67.26 per barrel in the third quarter of 2010, while the average realized natural gas price was $4.28 per Mcf, yielding a blended realized price of $56.92 per Boe. In the third quarter of 2009, the Company reported a blended price of $48.19 per Boe.

The Company’s crude oil price differential for the third quarter of 2010 averaged $8.93 per barrel. The Company’s natural gas differential was $0.08 per Mcf for the third quarter of 2010.

Production expense was $5.92 per Boe for the third quarter of 2010, compared with $6.50 per Boe for the third quarter of 2009.

General and administrative expense was $2.90 per Boe, compared with $2.88 per Boe for the third quarter of 2009. These included non-cash equity compensation of $0.63 per Boe for the third quarter of 2010 and $0.92 per Boe for the third quarter of 2009.

At September 30, 2010, the Company’s balance sheet included $149.5 million in cash and $895.9 million in long-term debt. At the end of the third quarter of 2010, the Company had no borrowings under its revolving credit facility.

Operating Highlights

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2010	2009	2010	2009
Average daily production:
Crude oil (Bopd)	33,432	27,552	31,404	27,265
Natural gas (Mcfd)	68,057	58,995	61,948	59,503
Crude oil equivalents (Boepd)	44,775	37,384	41,728	37,182
Average prices: (1)
Crude oil ($/Bbl)	$67.26	$58.78	$68.92	$49.81
Natural gas ($/Mcf)	4.28	2.98	4.63	2.86
Crude oil equivalents ($/Boe)	56.92	48.19	58.82	40.92
Production expense ($/Boe) (1)	5.92	6.50	6.08	6.95
General and admin. exp. ($/Boe) (1)	2.90	2.88	3.09	2.98
EBITDAX (in thousands)	196,917	128,655	589,962	292,578
Net income (in thousands)	39,077	34,929	213,283	21,824
Diluted net income per share	0.23	0.21	1.26	0.13

1)	Average prices and per-unit expenses are calculated based on sales volumes. Crude oil sales exceeded production volumes in the third quarter of 2010 by 78 MBbls. Crude oil sales exceeded production volumes in the third quarter of 2009 by 55 MBbls. Crude oil sales exceeded production volumes in the first nine months of 2010 by 90 MBbls. Crude oil production exceeded sales volumes in the first nine months of 2009 by 196 MBbls.

Production by Region

Boe per day	3Q 2010	2Q 2010	3Q 2009
North Region:
Red River Units	14,953	15,080	14,917
Montana Bakken	5,098	5,196	5,986
North Dakota Bakken	15,062	13,046	7,436
South Region:
Arkoma Woodford	4,413	3,721	4,260
Anadarko Woodford	1,377	1,079	294
Other	2,640	2,617	3,012
East Region	1,232	1,174	1,479

Total	44,775	41,913	37,384

Bakken Shale Play (North Dakota and Montana)

Continental’s Bakken Shale production of 20,160 Boepd represented 45 percent of the Company’s total production for the third quarter of 2010, compared with 36 percent in the third quarter last year. Bakken production for the third quarter of 2010 was 50 percent higher than that for the third quarter of 2009.

In the North Dakota Bakken, Continental reported a 103 percent increase in production, compared to the third quarter of 2009. The Company participated in completing 53 gross wells (19.3 net) in the North Dakota Bakken during the quarter. Initial production rates averaged 1,017 Boepd during single-day test periods. All initial well results in this press release are 24-hour tests.

In terms of Company-operated wells, Continental completed 26 gross operated wells (16.4 net) during the quarter, with an average 1,011 Boepd.

Continental’s operated wells included its first ECO-Pad® project completion. The ECO-Pad design involves drilling, from a single pad, four wells on two adjoining 1,280-acre spacing units. Expected benefits from the innovative approach include higher production from longer horizontal bores, more efficient drilling and completion, and reduced environmental impact due to the smaller surface footprint, compared with four individual drilling sites.

The Company’s first ECO-Pad project involved the Hegler 1-13H and 2-13H wells (both 83% WI) and the Arthur 1-12H and 2-12H wells (both 94% WI). Of the two wells that targeted the Three Forks zone, the Hegler 1-13H produced 1,195 Boe at 1,400 psi on a 22 choke, and the Arthur 1-12H produced 849 Boe at 1,150 psi on a 22 choke. In terms of the Middle Bakken wells, the Hegler 2-13H produced 1,203 Boe at 2,200 psi on an 18 choke, and the Arthur 2-12H produced 1,103 Boe at 2,350 psi on an 18 choke.

“The different flowing pressures clearly demonstrate that the Middle Bakken and Three Forks reservoirs are separate and not communicating in this part of western Dunn County,” Mr. Hamm said.

The Company has 20 operated rigs in the North Dakota Bakken and two rigs in the Montana Bakken.

The Company has 864,559 net acres leased in the Bakken Shale play, with 620,620 net acres in North Dakota and 243,939 net acres in Montana portion.

Red River Units (Montana, North Dakota and South Dakota)

Red River Units’ production was 14,953 Boepd in the third quarter, or 33 percent of total production. Continental has two operated drilling rigs in the Units and is drilling wells to complete its increased density sweep pattern in the secondary recovery program. The Company also continues to convert producer wells to injection wells.

Woodford Shale Play (Oklahoma)

Production in the Anadarko Woodford shale play in western Oklahoma was 1,377 Boepd in the third quarter of 2010, reflecting a significant increase in drilling activity this year.

During the quarter, Continental completed a key confirmation well in the southeastern part of the play, the Dana 1-29H (78% WI) in Grady County. The Dana flowed at 2.5 MMcfd of liquids-rich natural gas and 88 Bopd in its initial one-day test period, by far the most productive well completed in the southeast extension of the play.

“The Southeast Cana clearly has an even higher liquids component than the core and the northwest,” Mr. Hamm said. “We are very bullish on the southeastern part of the play, especially as we continue to improve the productivity of wells in the area.” The Company expects to have additional data in early 2011 on another confirmation well in the Southeast Cana.

The Company has leased 258,816 net acres in the Anadarko Woodford. Continental currently has six operated rigs in the Anadarko Woodford play and plans to add two more by year end.

Continental’s production in the eastern part of the Woodford Shale play, the Arkoma Woodford, was 4,413 Boepd in the third quarter of 2010. The Company currently has one operated rig in the Arkoma Woodford, where its acreage position totals 47,201 net acres.

Niobrara Shale Play (Colorado and Wyoming)

Continental today announced plans to spud its first long-lateral Niobrara shale well – the Newton 1-9H (87% WI) – in early December 2010 in northern Weld County, Colorado. The Newton 1-9H is the first Niobrara well permitted for 1,280-acre spacing in the Colorado portion of the play. The Company is planning to drill a 9,200-foot lateral section in the well, similar to the well design approach it is using in the North Dakota Bakken Shale play.

The Company is in the process of permitting additional Niobrara wells in northern Colorado and southern Wyoming. “If the results of the Newton 1-9H go as planned, we expect to spud additional Niobrara wells early in the second quarter next year,” Mr. Hamm said.

Continental has 73,009 net acres leased in the Niobrara Shale play, with acreage in Weld County, Colorado and Platte, Laramie and Goshen counties, Wyoming.

Conference Call Information

Continental Resources will host a conference call on Thursday, November 4, 2010, at 10:00 a.m. ET (9 a.m. CT) to discuss its third quarter 2010 results. Interested parties may listen to the conference call via the Company’s website at http://www.contres.com or by phone:

Dial in:	(888) 713-4216
Intl. dial-in:	(617) 213-4868
Pass code:	60117799

Replay number:	(888) 286-8010
Intl. replay:	(617) 801-6888
Pass code:	59215224

Conference Presentations

Continental management is currently scheduled to present at the following research conferences:

Nov. 12	Bank of America Energy Conference, Miami
Nov. 17-18	Bank of America High Yield Conference, New York
Nov. 30	JP Morgan Oil & Gas Conference, Boston
Dec. 1	Jefferies &. Co. Energy Summit, Houston

Dec. 7	Raymond James Fall Investor Conference, Boston
Dec. 8	Wells Fargo Energy Symposium, New York
Dec. 8	Capital One Southcoast 5th Annual Energy Conference, New Orleans

Presentation materials will be available on the Company’s web site on the day of each presentation.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact:	Investor Relations	Media
	Warren Henry, VP Investor Relations	Brian Engel, VP Public Affairs
	(580) 548-5127	(580) 249-4731

Unaudited Condensed Consolidated Statements of Income

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
In thousands, except per share data	2010	2009	2010	2009
Revenues:
Oil and natural gas sales	$238,826	$168,372	$675,376	$407,379
Gain (loss) on mark-to-market derivative instruments	(24,183)	(2,105)	57,626	(1,215)
Oil and natural gas service operations	4,807	3,937	14,684	12,409

Total revenues	219,450	170,204	747,686	418,573

Operating costs and expenses:
Production expenses	24,857	22,719	69,806	69,183
Production taxes and other expenses	19,517	12,378	53,755	30,829
Exploration expenses	3,530	1,077	7,585	9,726
Oil and natural gas service operations	4,935	2,326	12,982	7,423
Depreciation, depletion, amortization and accretion	62,918	51,030	174,327	154,875
Property impairments	14,698	11,791	49,387	70,491
General and administrative expenses (1)	12,148	10,049	35,491	29,684
(Gain) loss on sale of assets	491	(452)	(32,855)	(673)

Total operating costs and expenses	143,094	110,918	370,478	371,538

Income from operations	76,356	59,286	377,208	47,035
Other income (expense):
Interest expense	(12,612)	(4,763)	(32,875)	(14,073)
Other	237	194	1,021	642

	(12,375)	(4,569)	(31,854)	(13,431)

Income before income taxes	63,981	54,717	345,354	33,604
Provision for income taxes	24,904	19,788	132,071	11,780

Net income	$39,077	$34,929	$213,283	$21,824

Basic net income per share	$0.23	$0.21	$1.26	$0.13
Diluted net income per share	$0.23	$0.21	$1.26	$0.13
Basic weighted average shares outstanding	168,925	168,516	168,889	168,492
Diluted weighted average shares outstanding	169,949	169,706	169,904	169,399

(1)	Includes non-cash charges for stock-based compensation of $2.6 million and $3.2 million for the three months ended September 30, 2010 and 2009, respectively, and $8.6 million for both the nine months ended September 30, 2010 and 2009.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30 2010	December 31 2009
	(unaudited)
Assets:
Cash and cash equivalents	$149,477	$14,222
Receivables	376,328	183,358
Derivative assets	39,511	2,218
Inventories, prepaid expenses and other	37,366	36,230
Net property and equipment	2,703,867	2,068,055
Debt issuance costs, net	28,076	10,844

Total assets	$3,334,625	$2,314,927

Liabilities and shareholders’ equity:
Current liabilities	$527,306	$219,710
Long-term debt	895,917	523,524
Other noncurrent liabilities	662,651	541,414
Shareholders’ equity	1,248,751	1,030,279

Total liabilities and shareholders’ equity	$3,334,625	$2,314,927

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended September 30,
	2010	2009
Net income	$213,283	$21,824
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash expenses	292,026	255,831
Changes in assets and liabilities	(9,969)	(61,660)

Net cash provided by operating activities	495,340	215,995

Net cash used in investing activities	(708,953)	(375,421)

Net cash provided by financing activities	348,868	159,492

Net change in cash and cash equivalents	135,255	66
Cash and cash equivalents at beginning of period	14,222	5,229

Cash and cash equivalents at end of period	$149,477	$5,295

Non-GAAP Financial Measures

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, unrealized derivative gains and losses, and non-cash equity compensation expense. EBITDAX is not a measure of net income or cash flows as determined by U.S. GAAP. Management believes EBITDAX is useful because it allows them to more effectively evaluate the Company’s operating performance and compare the results of the Company’s operations from period to period without regard to the Company’s financing methods or capital structure. We exclude the items listed above from net income in arriving at EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. The Company’s computations of EBITDAX may not be comparable to other similarly titled measures of other companies. We believe that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. Our revolving credit facility requires that we maintain a total debt to EBITDAX ratio of no greater than 3.75 to 1.0 on a rolling four-quarter basis. The revolving credit facility defines EBITDAX consistently with the definition of EBITDAX utilized and presented by the Company. The following table is a reconciliation of our net income to EBITDAX.

	Three months ended September 30,		Nine months ended September 30,
in thousands	2010	2009	2010	2009
Net income	$39,077	$34,929	$213,283	$21,824
Interest expense	12,612	4,763	32,875	14,073
Provision for income taxes	24,904	19,788	132,071	11,780
Depreciation, depletion, amortization and accretion	62,918	51,030	174,327	154,875
Property impairments	14,698	11,791	49,387	70,491
Exploration expenses	3,530	1,077	7,585	9,726
Unrealized derivative (gain) loss	36,552	2,105	(28,162)	1,215
Non-cash equity compensation	2,626	3,172	8,596	8,594

EBITDAX	$196,917	$128,655	$589,962	$292,578